Exhibit 99.1

Contact: Drew Babin, CFA, CMA

Senior Managing Director of Corporate Communications

Medical Properties Trust, Inc.

(646) 884-9809

dbabin@medicalpropertiestrust.com

EMILY W. MURPHY APPOINTED TO THE BOARD OF DIRECTORS OF MEDICAL PROPERTIES TRUST

Birmingham, AL – February 23, 2022 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced the appointment of Emily W. Murphy to its Board of Directors. Currently, Ms. Murphy is a Senior Fellow with the Center for Government Contracting at George Mason University Business School, serves on the Boards of Advisors for Skillstorm and Vita Inclinata, works with high growth companies as a coach with CEO Coaching International, and consults with government contractors. Ms. Murphy was appointed as an independent member of MPT’s Board of Directors based on the unanimous recommendation of MPT’s Ethics, Nominating and Corporate Governance Committee. With the appointment of Ms. Murphy, MPT’s Board of Directors has increased to a total of nine members. MPT expects that Ms. Murphy will be nominated for re-election at the Company’s annual meeting of stockholders to be held on May 26, 2022.

“We are pleased to add Emily’s superb understanding of transactional law and her deep experience managing the growth of large organizations to our board,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “MPT continues to add to the diversity of backgrounds, talents, and experiences on its board as it strives to be an industry leader in good corporate governance.”

Ms. Murphy is a leading expert in government contracting and the business of government. She served as Administrator of the U.S. General Services Administration (“GSA”) from 2017 to 2021, leading a workforce of more than 11,000 federal employees and overseeing 371 million square feet of office space and $75 billion in annual contracts. Under her leadership, GSA significantly increased its sales and revenues, saved customer agencies more than $20 billion, and recorded the highest customer, vendor, and employee satisfaction scores in the history of the agency.

Before her service as the GSA Administrator, Ms. Murphy was GSA’s first Chief Acquisition Officer during the administration of President George W. Bush, where she was responsible for more than $40 billion in acquisition programs. Prior to this, she served at the U.S. Small Business Administration as the Senior Advisor for Government Contracting and Business Development and as Acting Associate Administrator for Government Contracting. In addition to her senior roles in the Executive Branch, Ms. Murphy spent nine years serving in various procurement policy and leadership roles for the House of Representatives, including Counsel and Professional Staff Member to the Committee on Armed Services and Senior Counsel and Policy Director for the Committee on Small Business.

In the private sector, Ms. Murphy was the General Counsel and Vice President for Operations for TerreStar National Services, Inc., a wholly owned subsidiary of TerreStar Networks, and practiced government contracts law with the firm of Wiley, Rein & Fielding (now Wiley). She is a graduate of the University of Virginia School of Law and Smith College and is a member of the Young Presidents Organization, the Economic Club of Washington, D.C., and the Chief Executives Organization.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with roughly 440 facilities and 46,000 licensed beds (on a pro forma basis) in nine countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

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